Dated November 14, 2006

(1) NEOMEDIA TECHNOLOGIES, INC.

(2) ALEXANDER MEISL AND OTHERS

(3) THOMAS BUCK

-and-

(4) SPONGE LIMITED

________________________

SHARE PURCHASE & SETTLEMENT AGREEMENT
RELATING TO SPONGE LIMITED
________________________

SIMONS MUIRHEAD & BURTON
50 Broadwick Street
London W1F 7AG
Tel: 0207 556 3100
Ref: SMG/JG

AGREEMENT dated November 14, 2006

BETWEEN:

(1)
Neomedia Technologies, Inc (incorporated under the laws of the State of Delaware, USA, Charter No. 2648151) whose registered office is at 2201 Second Street, Suite 600, Ft. Myers, Florida 33901, USA (‘the Seller’)

(2)	The Persons whose names and addresses are set out in Column (1) of Schedule 1 (‘the Buyers’)

(3)	Thomas Buck of 168C King Street, London W6 0QU (“TB”)

(4)	Sponge Limited (incorporated under the laws of England and Wales with number 3101024) whose registered office is at 11-12 Charlotte Mews, London W1T 4EQ (the “Company”)

1	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires -

‘Business Day’ means a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

‘Buyers’ Solicitors’ means Simons Muirhead & Burton, 50 Broadwick Street, London W1F 7AG;

“Call Option Notice” a notice in writing under clause 8.1 from the Buyers requiring the Seller to sell for an amount equal to the Sale Price all the Seller’s Remaining Shares;

‘Company’ means Sponge Limited, particulars of which are set out in Schedule 2;

‘Competent Authority’ includes any national or supra-national court, the European Commission and any governmental or local authority or other body exercising powers pursuant to any Act of Parliament or Royal Charter;

‘Completion’ means the completion of the sale and purchase of the Sale Shares in accordance with the provisions of clause 4;

‘Completion Date’ means the date of this Agreement;

‘connected with’ will be construed in accordance with S.839 of the Income and Corporation Taxes Act 1988

‘Consideration’ has the meaning given in clause 3.1;

‘Consideration Shares’ has the meaning ascribed thereto in the Original Share Purchase Agreement;

‘Encumbrance’ means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement or adverse rights of any description;

‘Escrow Shares’ means the 3,400,390 Consideration Shares placed into escrow under the Original Share Purchase Agreement;

“Group” means in relation to a company, any subsidiary or holding company of that company or any other subsidiary of any holding company of that company;

‘Initial Consideration Shares’ means the 29,696,745 Consideration Shares issued to the Buyers at or shortly following completion of the Original Share Purchase Agreement (but excluding, for the avoidance of doubt, the Escrow Shares);

‘Original Share Purchase Agreement’ means the Share Purchase Agreement dated 23 February 2006 between the Seller, each of the Buyers and TB;

‘Sale Price’ has the meaning given in Article 10.10 in the Company’s Articles of Association adopted on or about the date of this Agreement

“the Seller’s Remaining Shares” means the seven hundred and fifty (750) ordinary shares in the capital of the Company and any and all other shares and securities in the capital of the Company held by the Seller or any company in its Group or in which it has an interest from time to time;

‘Sale Shares’ means the 9,250 ordinary shares in the Company specified in Column (2) of Schedule 1 and the 61,000 preference shares in the Company specified in Column (3) of Schedule 1;

‘Seller’s Solicitors’ means Kirkpatrick & Lockhart Nicholson Graham LLP of 110 Cannon Street, London EC4N 6AR;

‘subsidiary’ in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985;

‘Warranties’ means the representations and warranties contained in Schedule 4;

1.2
In this Agreement, unless the context otherwise requires, a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement and a reference to this Agreement includes a reference to each Schedule.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	References to the parties hereto include their respective successors in title, assignees, estates and legal personal representatives.

1.5	References to the singular shall include a reference to the plural and vice versa unless the context otherwise requires. A reference to one gender includes a reference to the other gender.

1.6
References to statutes or statutory provisions and orders or regulations made thereunder include that statute provision order or regulation as amended, modified re-enacted or replaced from time to time before the date hereof and to any previous statute, statutory provision order or regulation amended modified re-enacted or replaced by such statute provision order or regulation.

1.7
The expression “person” shall mean any natural person, partnership, joint venture, corporation (wherever incorporated), trust, firm, association, government, governmental or supra-governmental agency, authority or department or any other entity, whether acting in an individual, fiduciary or other capacity.

2	SALE OF THE sale SHARES

2.1
The Seller shall sell to each of the Buyers with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions) Act 1994, free from all Encumbrances and with all rights now or hereafter becoming attached to them that number of Sale Shares set against that Buyer’s name in Schedule 1 and each of the Buyers shall buy that respective number of Sale Shares on the date of Completion.

2.2	The Seller hereby waives any rights which it may have under the articles of association of the Company or otherwise to have the Sale Shares or any of them offered to him for purchase.

2.3	The Buyers will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Sale Shares is completed simultaneously.

3	CONSIDERATION

3.1	The Consideration for the Sale Shares will be satisfied by

(a)	the payment to the Seller of fifty two thousand three hundred and fifty six pounds sterling (£52,356) on Completion;

(b)	(subject to Completion taking place) the payment to the Seller of one hundred and fifty thousand United States dollars (US$150,000) on 7 March 2007; and

(c)	the return to the Seller of the Initial Consideration Shares and the Escrow Shares.

3.2	The consideration received by the Seller shall be deemed to be reduced by the amount of any payment made to any of the Buyers under clause 5.

4	COMPLETION

4.1	The sale and purchase of the Sale Shares shall be completed on the Completion Date when the matters set out in this clause 4 will take place.

4.2	At Completion, the Seller shall

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3

(b)	procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this Agreement as being required to be delivered by the Seller.

4.3
At Completion, the Buyers shall pay, or procure the payment in accordance with clause 6.2 of, twenty eight thousand eight hundred and fifty six pounds sterling (£28,856) (being the amount payable under clause 3.1(a) less the Seller’s agreed contribution to the Buyers’ legal fees as provided in clause 11.11) by same day bank transfer to the Seller's Solicitors (who are irrevocably authorised to receive the same). Payment made in accordance with this clause shall constitute a valid discharge of the Buyers’ obligations under clause 3.1(a). The details of the Seller’s Solicitors client account are as follows: Lloyds TSB Bank plc, Sort code 30-95-74, Account number 0214272, Reference Neomedia.

4.4	If in any respect the Seller does not comply with the provisions of Schedule 3 on Completion then the Buyers may, without prejudice to any other rights they have:-

(a)
defer Completion to a date not more than 28 days after the date on which Completion would otherwise have taken place (and so that the provisions of this sub-clause will apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	terminate this Agreement and clause 11.12 shall apply.

4.5	The Seller agrees and acknowledges that for so long as it remains the registered holder of any of the Sale Shares after Completion it will:

(a)
hold each of the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of it after Completion and all rights arising out of or in connection with it in trust for the respective Buyer of such Sale Share;

(b)	deal with each of the Sale Shares and all such dividends, distributions and rights as the respective Buyer may direct;

(c)	vote at all meetings which it shall be entitled to attend as the registered holder of each of the Sale Shares in such manner as the respective Buyer shall direct; and

(d)	execute all instruments of proxy or other documents in respect of each of the Sale Shares which the respective Buyer may require to enable that Buyer to attend and vote at any such meeting.

and the Seller hereby irrevocably authorises the respective Buyer to appoint some person to execute on behalf of the Seller all instruments or proxies or other documents as the respective Buyer may require and which may be necessary to enable the respective Buyer to attend and vote at general meetings of the Company and to do anything necessary to give effect to the rights contained in this clause 4.5.

4.6
Each Buyer shall (or within 15 days of Completion shall) deliver to the Seller’s Solicitors stock certificates representing the number of Consideration Shares set opposite his/her/its name in Column 4 of Schedule 1 duly endorsed or accompanied by duly executed stock powers in favour of the Seller. For the avoidance of doubt, no failure by one or more individual Buyers to deliver such stock certificates by the relevant date or at all will invalidate Completion.

5	warranties

5.1	The Seller represents and warrants to each of the Buyers that at Completion the Warranties are true accurate and not misleading.

5.2
The Seller acknowledges that the Warranties are given by the Seller with the intention of inducing the Buyers to enter into this Agreement and that the Buyers are entering into this Agreement in reliance upon the Warranties.

5.3
Without prejudice to the right of the Buyers to claim on any other basis or take advantage of any other remedies available to them, if any Warranty is breached or proves to be untrue or misleading, the Seller shall pay to the Buyers on demand:

(a)	the amount necessary to put the Company into the position it would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)
all costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, tax liabilities, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by any of the Buyers or the Company as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

If any payment made in accordance with the provisions of this clause 5 gives rise to a liability to taxation or increased liability to taxation on the part of any Buyer (or would but for the availability of any relief, allowance, set off, deduction, credit or other relief to taxation have given rise to such a liability) then such payment will also include any amount necessary to ensure that such Buyer is in the same after tax position (including preserving any reliefs) as such Buyer would have been in had the payment not given rise to a liability to taxation or increased liability to taxation.

5.4
Warranties qualified by the expression “so far as the Seller is aware” (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of Martin Copus, David Dodge, Charles Jensen and the officers and/or employees of the Seller and/or any company in its Group and/or of any person providing services to the Seller and/or to any company in its Group after they have made careful enquiries (save for warranty 2 where such warranty (but only to the extent qualified as above) will be deemed given based on the actual knowledge of Martin Copus, David Dodge, Charles Jensen and the officers and/or employees of the Seller and/or any company in its Group and/or of any person providing services to the Seller and/or to any company in its Group). For the avoidance of doubt, if any agreement or arrangement or resolution or corporate action has been agreed, signed, undertaken and/or entered into by any of Martin Copus, David Dodge, Charles Jensen and/or the officers and/or employees of the Seller and/or any company in its Group and/or of any person providing services to the Seller and/or to any company in its Group (and/or at any meeting at which any of them were present) then the Seller will be deemed aware of such agreement and/or arrangement and/or resolution and/or corporate action.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.6	The Seller’s liability under the Warranties shall be limited to an amount equal to the amount of the Consideration.

6	Termination of original share purchase agreement

6.1
The parties hereby agree and acknowledge (the Company to the extent that it is a party thereto) that the Original Share Purchase Agreement, the Tax Deed, the Service Agreements and all related documentation signed on or about the date of the Original Share Purchase Agreement are terminated at Completion and the Escrow Agreement and the Escrow Account Instructions are terminated with effect from completion of the matters set out in clauses 6.3 and 6.2 respectively and none of the above shall be enforceable by any party against the other as to any of its terms and conditions (whether or not any alleged breach has occurred before the date of this Agreement) and it is agreed for the avoidance of doubt and without limitation, that

(a)
the Buyers and TB may retain for their own account the Cash Consideration (and for the avoidance of doubt the Primary Warrantors may retain the Escrow Cash) and (save to the extent it is being used to satisfy the Consideration as set out in clause 6.2) the Seller hereby waives any right it may have and agrees to make no claim in relation thereto

(b)
each of the Buyers and TB hereby waives any right he may have in relation to the Initial Consideration Shares, the Escrow Shares, the Top-Up Amount and/or the Deferred Consideration, and further waives any contractual or other claim he may have arising out of the same matters or the non-performance thereof

(c)	the Seller hereby waives any right it may have and agrees to make no claim in relation to the Warranties and/or under any indemnity in the Original Share Purchase Agreement.

(d)
the Seller hereby releases each of the Buyers and TB from any restriction binding on him preventing him undertaking any kind of business or approaching and/or dealing in any way with any person under the Original Share Purchase Agreement including but not limited to those in clause 11 of such agreement.

6.2
It is agreed that the Escrow Cash should be released in full without any deduction, set off or withholding of any kind to the Primary Warrantors and the Seller and the Primary Warrantors hereby irrevocably instruct the Buyers’ Solicitors and the Seller’s Solicitors to pay the full amount of the Escrow Cash by bank transfer as to twenty eight thousand eight hundred and fifty six pounds sterling (£28,856) to the Seller’s Solicitors client account in satisfaction of the Buyers’ obligation under clause 4.3 and at the same time to pay the balance to the Buyers’ Solicitors client account as follows: Royal Bank of Scotland, Sort Code: 16-01-23, Account number 14249079.

6.3	The Primary Warrantors and the Seller hereby irrevocably instruct the Escrow Agent to release the Escrow Shares to the Seller on Completion.

6.4
“Cash Consideration”, “Initial Consideration Shares”, “Top-Up Amount”, “Deferred Consideration”, “Tax Deed”, “Service Agreements”, “Escrow Cash”, “Primary Warrantors”, “Escrow Agreement” and “Escrow Account Instructions” in this clause 6 will have the same meaning as in the Original Share Purchase Agreement and “Escrow Agent” will have the same meaning as in the Escrow Agreement unless the contrary intention is clear.

6.5
The Seller hereby releases and discharges, and will procure that all members of the Seller’s Group will release and discharge, the Company and its subsidiary from all actions, causes of action, obligations and liabilities of any kind in relation to any loans, advances or other indebtedness of any kind whatsoever made by the Seller and/or any member of the Seller’s Group to the Company and/or its subsidiary and the Seller hereby waives, and will procure that each member of the Seller’s Group will waive, any right it may have and agrees to make no claim in relation thereto.

6.6
Save for their obligations in this Agreement which will remain in full force and effect (and without prejudice to clause 6.1), the Buyers and TB and the Company on the one part, and the Seller on the other, hereby release each other from all and any claims, demands and causes of action of which the parties are aware at the date of this Agreement relating to the purchase of shares in the Company by the Seller and/or any and all dealings by the Seller and/or any of the companies in its Group with the Company and its subsidiary prior to the date of this Agreement. Save for their obligations in this Agreement which will remain in full force and effect (and without prejudice to clause 6.1), the Buyers and TB and the Company on the one part, and the Seller on the other, hereby agree that the execution of this Agreement shall constitute full and final settlement of any and all claims or liabilities of any nature whatsoever of which the parties are aware at the date of this Agreement between the Parties and/or any successors in title, group companies, directors, officers, employees, servants, agents of any Party relating to the purchase of shares by the Seller in the Company and/or any and all dealings between the Seller and/or any of the companies in its Group and the Company and its subsidiary prior to the date of this Agreement. The Seller agrees with each of the Buyers and TB and the Company to procure that any and all members of the Seller’s Group give a release and waiver of claims in the same form as the above mutatis mutandis promptly following a written request from any of the Buyers to that effect after the date of this Agreement. The Company hereby agrees to pay the Seller the sum of one pound (£1) in consideration for it agreeing to enter into this Agreement.

6.7	The Buyers agree that the Seller will not be obliged to fund the expenses of the Company or to lend the Company any amounts after the date of this Agreement.

6.8	The Seller hereby waives any right it may have to any dividend as a holder of the Preference Shares prior to Completion and agrees to make no claim in relation thereto.

7	northern & shell guarantee

7.1
The Primary Warrantors (as defined in the Original Share Purchase Agreement) undertake to use reasonable endeavours to procure that the Seller is released from the Guarantee following Completion and unconditionally undertake jointly and severally to indemnify the Seller until any liquidator, administrator, administrative receiver or receiver is appointed in respect of the Seller or over its assets or anything analogous takes place under the laws of any other jurisdiction in respect of any and all amounts paid by, and any and all claims, losses or liabilities incurred or suffered by, the Seller under or in respect of the Guarantee at any time after Completion.

7.2
The Seller shall give the Primary Warrantors prompt written notice of any claim under the Northern & Shell Agreement (a “Claim”) for which the Primary Warrantors may be liable under clause 7.1. The Seller agrees that it will not agree, compromise and/or settle any Claim without the prior written consent of the Primary Warrantors. Subject to being indemnified for any reasonable costs it incurs (such costs to be approved in advance by the Primary Warrantors), the Seller shall take such action and give such information and assistance as the Primary Warrantors may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Claim and to appeal against any judgment given in respect thereof. On the written request of the Primary Warrantors, the sole conduct of any legal proceedings of whatsoever nature arising out of any Claim shall be delegated to the Primary Warrantors. For this purpose and subject to being indemnified for any reasonable costs it incurs (such costs to be approved in advance by the Primary Warrantors), the Seller shall give or procure to be given to the Primary Warrantors all such assistance as the Primary Warrantors may reasonably require and in defence of any Claim shall use the same solicitors and other professional advisers as the Primary Warrantors (save only to the extent that a conflict of interest arises when the Seller may use other solicitors and other professional advisers). The Primary Warrantors shall keep the Seller fully and promptly informed of any proceedings relating to the Claim, shall consult the Seller on any matter which is or is likely to be material in relation to any such proceedings and shall take account of all reasonable requirements of the Seller in relation to such proceedings.

7.3
In this Clause 7 "the Guarantee" means the guarantee given by the Seller in favour of Northern & Shell plc under the Agreement dated 18 August 2006 between (1) Express Newspapers (2) Northern & Shell plc (3) the Company and (4) the Seller for the provision of telephony services (the “Northern & Shell Agreement”).

8	option to purchase seller’s remaining shares in the company

8.1
The Buyers shall have the right (but not the obligation) to require the Seller to sell the Seller’s Remaining Shares to the Buyers for an amount equal to the Sale Price by serving a Call Option Notice upon the Seller, such notice to be given at any time after the date of this Agreement. If such Call Option Notice is served, the Seller will be deemed to have immediately served a Transfer Notice in respect of all the Seller’s Remaining Shares for the purposes of the Company’s Articles of Association which for these purposes will be deemed to be those adopted on or about the date of this Agreement (subject to the remaining provisions of this clause 8).

8.2
In the event of the Buyers serving a Call Option Notice upon the Seller, the Seller and the Buyers will attempt to agree in good faith the Sale Price for the Seller’s Remaining Shares and in the event agreement is not reached within 28 days of the date of the relevant Call Option Notice the calculation of the Sale Price shall be determined by the auditors of the Company in the same way as provided under Article 10.10 of the Company’s Articles of Association adopted on or about the date of this Agreement (save that the last sentence of such Article will not apply and in the second sentence of such Article the word “disregarding” shall apply in place of the words “taking into account”).

8.3
Completion of the sale and purchase of the Seller’s Remaining Shares will take place within 10 business days of the determination of the Sale Price when the Seller will execute stock transfer forms in respect of the Seller’s Remaining Shares in favour of the Buyers in the proportion in which the Sale Price is contributed by the Buyers (or as they may direct) and will deliver the same to the Buyers together with its share certificate(s) in respect of such shares and the Buyers will simultaneously pay an amount equal to the Sale Price in cash to the Seller (or as it may direct). The Seller’s Remaining Shares shall be deemed to be sold by the Seller with full title guarantee with effect from the date of such transfer free from any Encumbrance with all rights attaching thereto. The Seller will waive any rights which it may have under the articles of association of the Company or otherwise to have the Seller’s Remaining Shares or any of them offered to it for purchase.

8.4
If the Seller (or any member of its Group) does not execute stock transfer forms in respect of the Seller’s Remaining Shares within 14 days of being required to do so, then (on paying an amount equal to the Sale Price to the Company) the Buyers shall be entitled to appoint a director of the Company to execute the necessary stock transfer form(s) on behalf of the Seller (and/or any member of its Group) and the directors of the Company will register the Buyers in the proportion in which the Sale Price is contributed by the Buyers (or as they may direct) as the holder of the Seller’s Remaining Shares, and after the Buyers (or their nominees) have been registered as the holder the validity of such proceedings shall not be questioned by any person.

8.5
Save pursuant to a Call Option Notice or Article 10.9 of the Company’s Articles of Association (as adopted on or about the date of this Agreement), the Seller will not transfer, sell, dispose of, charge, encumber, collateralise or hold as security any interest in any of the Seller’s Remaining Shares without the prior written consent of the Buyers or agree (whether subject to any condition precedent or condition subsequent or otherwise) to do any of such things

9	confidentiality and announcements

9.1
The Seller undertakes to each of the Buyers and the Company that it will not at any time hereafter use or divulge or communicate to any person other than to its professional advisors any confidential information of the Company or any subsidiary, including without limitation any information concerning the business, finance, sales and marketing methods, contractual arrangements, intellectual property rights or other dealings, transactions or affairs of the Company or any subsidiary which has come to its knowledge and it will use its best endeavours to prevent the publication or disclosure of any confidential information concerning such matters. This restriction will continue to apply after the sale of the Sale Shares without limit in time but will cease to apply to information or knowledge which may properly come into the public domain through no fault of the Seller, its officers, employees or agents.

9.2
No public announcement, communication or circular concerning the transactions referred to in this Agreement shall be made or despatched at any time by the Seller without the prior written consent of the Buyers (the Buyers hereby authorising Alexander Meisl to give such consent on their behalf) and the Seller shall not in any event make any reference to the terms of this Agreement in any announcement, communication or circular (save in any of the above cases as may be required by law or the rules of a recognised investment exchange in which event the Seller shall make reasonable endeavours to procure the prior approval of the Buyers as to the content of such disclosure and in any event but without limitation the Seller will not make any derogatory statements about the Company and/or any of the Buyers).

9.3
The Buyers will co-operate with the Seller at the Seller’s cost and expense in relation to any regulatory filings or reporting requirements in respect of the Company, including without limitation, supplying any necessary information in a timely manner.

10	SERVICE OF NOTICES

10.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be -

(a)	delivered by hand;

(b)	sent by ordinary first class (or airmail in the case of notices to or from any country outside the United Kingdom), special delivery or recorded delivery post (in each case, pre-paid); or

(c)	sent by fax;

to the party due to receive the notice at the following address -

(i)	in the case of the Seller, at its registered office from time to time, fax number: 001 239 337 3668, marked for the attention of the Company Secretary, and

(ii)	in the case of each of the Buyers, at his address set out in Column (1) of Schedule 1;

(iii)	in the case of the Company, at its registered office from time to time, fax number: +44 20 7580 6408, marked for the attention of Alexander Meisl,

or at such other address or fax number as may previously by notice given in accordance with this clause have been specified by that party.

10.2	A notice is deemed to be given or served -

(a)	if delivered by hand, at the time it is left at the address;

(b)	if sent by pre-paid post (whether ordinary first class, airmail, special delivery or recorded delivery), on the second Business Day after posting; and

(c)	if sent by fax, on receipt of a clear transmission report.

10.3
In the case of a notice given or served by fax or by hand, where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

11	GENERAL

11.1	No modification or variation of this Agreement shall be effective unless it is made in writing.

11.2
This Agreement (together with all documents which are required by its terms to be entered into) sets out the entire agreement and understanding between the parties in connection with the Company and the sale and purchase of the Sale Shares. The parties acknowledge that they have not been induced to enter into this Agreement by any representation, warranty, agreement, promise or assurance by any of the others or any other person save for those contained in this Agreement. Each of the parties agrees that (except in respect of fraud) it shall have no right or remedy in respect of any other representation, warranty, agreement, promise or assurance save for those contained in this Agreement.

11.3
If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

11.4	The provisions of this Agreement including the Warranties shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

11.5
The Seller shall from time to time and at all times after the Completion Date at its own expense upon request by any Buyer execute or procure the execution of all documents and the doing of any acts as that Buyer may reasonably require for the purposes of vesting the relevant Sale Shares in the Buyer (or such person as it shall direct) and giving to that Buyer the full benefit of this Agreement. Each Buyer shall from time to time and at all times after the Completion Date at its own cost and expense upon request by the Seller execute or procure the execution of all documents and the doing of any acts as the Sellers may reasonably require for the purposes of giving to the Seller the full benefit of this Agreement.

11.6	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties to this Agreement.

11.7	This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

11.8
This Agreement shall be governed by and construed in accordance with English law and the Seller submits to the exclusive jurisdiction of the English courts provided that nothing in this Agreement will prevent any Buyer taking action against the Seller in any other jurisdiction.

11.9
This Agreement shall be binding on and endure for the benefit of the personal representatives and successors in title of the parties. None of the parties may assign their rights under this Agreement without the prior written consent of the other parties.

11.10	Time shall be of the essence of this Agreement.

11.11
Each party shall bear their own costs in relation to this Agreement save that the Seller will contribute £20,000 exclusive of VAT towards the Buyers’ costs in this matter. The Buyers will pay the Company’s legal fees in relation to this Agreement.

11.12
This Clause and clauses 9.1, 9.2, 11.8 and 11.11 will continue to have effect notwithstanding the termination or rescission of this Agreement and any rights or obligations of the parties in respect of any breach of this Agreement accruing prior to, on or as a result of such termination or rescission shall continue to subsist notwithstanding such termination or rescission. For the avoidance of doubt but without limitation, if this Agreement is terminated under clause 4.4 then the provisions of clause 6 will be deemed void ab initio and without force or effect.

Signed by	)
for and on behalf of	)
NEOMEDIA TECHNOLOGIES, INC	)	/s/ Charles T. Jensen
)

Signed by	)
ALEXANDER MEISL	)
	)	/s/ Alexander Meisl
)

Signed by	)
THERESA MEISL	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
JUSTIN BYAM SHAW	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
DANIEL PARKER	)
	)	/s/ Daniel Parker
)

Signed by	)
SAMANTHA FLINT	)
	)	/s/ Daniel Parker (with power of attorney)
)

Signed by	)
HELEN BEARE	)
	)	/s/ Daniel Parker (with power of attorney)
)

Signed by	)
MARK GIBBONS	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
MATTHEW KNOX	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
DOUGLAS MCDONALD	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
PHILIP TRELEASE	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
GEORGE GREIG	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
THOMAS BUCK	)
	)	/s/ Alexander Meisl (with power of attorney)
)

Signed by	)
for and on behalf of	)
SPONGE LIMITED	)	/s/ Alexander Meisl (with power of attorney)
)